Exhibit 99

Editorial Contact:	Kevin G. Lowery
Alcoa Inc.
412-553-1424
724-422-7844

Investor Relations:	Tony Thene
Alcoa Inc.
212-836-2674

Alcoa Names Joseph R. Lucot Vice President – Corporate Controller; New Corporate Officers Elected

New York, November 15, 2006 – Alcoa announces today that Joseph R. (Joe) Lucot, 42, has been named Vice President – Corporate Controller and elected an officer of the company, succeeding Charles D. (Chuck) McLane, the newly named Chief Financial Officer of Alcoa. In addition to Mr. Lucot, Alcoa’s board of directors has elected four new additional officers of the company.

As Corporate Controller, Mr. Lucot will focus on corporate fiduciary financial processes and is responsible for Alcoa’s worldwide accounting system and records, as well as the preparation and filing of Alcoa’s financial statements and reports. In addition, Mr. Lucot’s responsibilities include accountability for Alcoa’s Global Business Services organization, which involves leveraging global transactional processes and services for information technology, procurement, finance and human resources. He is also a vice president of Alcoa. Mr. Lucot most recently served as Chief Financial Officer for Alcoa’s Global Rolled Products, Hard Alloy Extrusions and Asia Group, which includes Alcoa’s worldwide rolled products, hard alloy, and rod and bar extrusion products, and commercial foil businesses. This business accounted for an estimated $8 billion in 2005 revenue.

Newly elected vice presidents of Alcoa are: Kevin J. Anton, 47, President, Alcoa Materials Management; Olivier Jarrault, 45, who leads the Alcoa Fastening Systems business; Raymond B. Mitchell, 48, who serves as President Alcoa Investment Cast and Forged Products; and Wayne G. Osborn, 55, managing director, Alcoa World Alumina Australia.

“These recognitions have been made because of the significant management responsibilities and exceptional leadership and performance of these individuals,” said Alcoa Chairman and CEO Alain Belda.

Biographical information follows:

Joe Lucot

Joe Lucot joined Alcoa in 1997 in Pittsburgh in the Finance organization as assistant controller responsible for several financial functions, including accounting policy development and deployment, internal and external reporting, due diligence, and analysis and planning. In 2001, he was named vice president, Finance for Alcoa’s Primary Products business unit, and one year later, moved to Geneva, Switzerland with financial responsibility for Alcoa Europe, where the company has 100 facilities in 16 countries and 2005 revenues of about $6 billion. Joe returned to the U.S. in 2006 to assume his most recent position.

Before joining Alcoa, Joe was a senior manager in the Pittsburgh office of accounting firm, Coopers & Lybrand (now PricewaterhouseCoopers).

Kevin Anton

Kevin Anton was named president of Alcoa Materials Management in 2001, and is responsible for Alcoa’s primary and scrap aluminum physical and financial trading, electricity trading, and transportation purchases for the company’s Primary Metals business. Previously, Kevin worked as vice president of Finance for Alcoa’s Primary Products group and joined Alcoa as vice president of Alcoa World Alumina and Chemicals. Earlier in his career, Kevin held senior management positions at Alumax Inc., serving as vice president and controller for Alumax’s primary aluminum group and director of business planning. Alcoa acquired Alumax in 1998. Prior to joining Alumax, Kevin held various financial positions, including director of Business Planning and Development for AMAX Inc., a diversified mining and metals company.

Kevin serves as vice chairman of the U.S. Aluminum Association.

Olivier Jarrault

Olivier Jarrault joined Alcoa in 2002 as president of Alcoa Fastening Systems, shortly after Alcoa acquired Fairchild Fasteners from The Fairchild Corporation. Alcoa Fastening Systems is a combination of Huck and Fairchild product brands and is a premier supplier of joining systems and solutions for the worldwide aerospace industry. Olivier’s most recent position was chief operating officer of Fairchild Fasteners, based in Torrance, California.

Olivier began his career with Fairchild Fasteners in 1997 as vice president of manufacturing. He progressed to vice chief operating officer for U.S. operations and vice president, manufacturing in 1999 and then to his most recent position in 2001. Earlier, Olivier worked for LISI Aerospace, a manufacturer of fastening solutions, based in Los Angeles and in Paris for five years in executive positions, including vice president of operations in Europe.

Ray Mitchell

As president of Alcoa Investment Cast and Forged Products, Ray is responsible for 29 plants worldwide that produce high-grade investment castings for aerospace and industrial gas turbines as well as the aerospace aluminum and titanium forgings business.

Previously, Ray was President Alcoa Wheel and Forged Products, a producer of forged aluminum wheels for the commercial truck and automotive industries, and for large aircraft and military tanks. Ray has more than 20 years of finance, business planning and leadership experience. He joined Alcoa in Pittsburgh in 1994 as manager of Corporate Development, became assistant controller, Financial Analysis and Planning in 1997, and two years later was named chief financial officer for Alcoa Europe based in Geneva, Switzerland.

Prior to joining Alcoa, he was director of finance, Large Scale Computing Division for IBM Corporation. He held numerous financial and business planning positions during his twelve years at IBM.

Wayne Osborn

Wayne Osborn is managing director of Alcoa World Alumina Australia, the global leader in alumina production and Australia’s sixth largest resources sector exporter. He leads an integrated business comprised of bauxite mining, alumina refining, and aluminum smelting, with operations in Victoria and Western Australia.

Wayne joined Alcoa in 1979 at the Point Henry aluminum smelter in Geelong, Australia, where he worked in a number of positions, before moving to the Portland Aluminium Smelter as administrative manager. Wayne returned to Point Henry in 1990 as manufacturing manager, Alcoa Rolled Products and was appointed general manager, Alcoa Rolled Products in 1993. One year later, he returned to Western

Australia as manager of the Wagerup alumina refinery. He was appointed managing director of Alcoa KAAL Australia in 1997, where he led significant expansion of the business, developing international customers for Australian products in new and emerging markets throughout Asia. He was appointed to the position of Director, Asia Pacific Region in 2000 and his present position in 2001.

About Alcoa

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 129,000 employees in 44 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com